As filed with the Securities and Exchange Commission on May 1, 2017.

Registration No. 333-217214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Biohaven Pharmaceutical Holding Company Ltd.

(Exact name of registrant as specified in its charter)

British Virgin Islands	2834	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

c/o Biohaven Pharmaceuticals, Inc.
234 Church Street
New Haven, Connecticut 06510
(203) 404-0410
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vlad Coric, M.D.
Chief Executive Officer
Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street
New Haven, Connecticut 06510
(203) 404-0410
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darren K. DeStefano	Patrick O’Brien
Brian F. Leaf	Ropes & Gray LLP
Divakar Gupta	Prudential Tower
Katie Kazem	800 Boylston Street
Cooley LLP	Boston, MA 02199
11951 Freedom Drive	(617) 951-7000
Reston, VA 20190-5656
(703) 456-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-217214) of Biohaven Pharmaceutical Holding Company Ltd. is being filed solely to file Exhibits 3.3, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20 and 10.21. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the initial listing fee of the New York Stock Exchange.

Amount to
be Paid
SEC registration fee	$17,771
FINRA filing fee	23,500
New York Stock Exchange initial listing fee	150,000
Printing and engraving expenses	315,000
Legal fees and expenses	1,560,000
Accountants’ fees and expenses	1,490,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous fees and expenses	48,729

Total	$3,630,000

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended Memorandum and Articles of Association will provide for the indemnification of our directors against all losses or liabilities incurred or sustained by him or her as a director of our company in defending any proceedings, whether civil, criminal, administrative or investigative in which the director acted honestly and in good faith with a view to the best interest of the company and had no reasonable cause to believe that their conduct was unlawful.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under British Virgin Islands law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our memorandum and articles of association and in indemnification agreements that we enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Issuances of Capital Stock

The following list sets forth information regarding all unregistered securities sold by us since January 1, 2014 through the date of the prospectus that forms a part of this registration statement.

1)             In January 2014, we issued 5,752,000 common shares to one investor at a purchase price of $0.61 per share, for aggregate consideration of $3.5 million.

2)             In July 2015, we issued an aggregate of 867,000 common shares to three investors at a purchase price of $5.60 per share, for aggregate consideration of $4.9 million.

3)             In August 2015, we issued 50,000 common shares with a value of $0.3 million to a third party in partial settlement of amounts due under a license agreement.

4)             In August 2015, as part of our license agreement, we issued ALS Biopharma, LLC warrants to purchase an aggregate of 600,000 of our common shares with an exercise price of $5.60 per share.

5)             In February 2016, we issued an aggregate of 429,000 common shares to two investors at a purchase price of $7.00 per share, for aggregate consideration of $3.0 million.

6)             In May 2016 and June 2016, we issued an aggregate of 1,090,500 common shares to 10 investors at a purchase price of $7.70 per share, for aggregate consideration of $8.4 million.

7)             In October 2016, we issued an aggregate of 4,305,209 Series A preferred shares to 45 investors at a purchase price of $9.2911 per share, for aggregate consideration of $40.0 million, 538,150 Series A preferred shares with a value of $5.0 million to a third party in satisfaction of our obligations under a license agreement and 105,010 Series A preferred shares with a value of $1.0 million to two third parties in connection with their placement services with respect to the Series A preferred financing.

8)             In December 2016, we issued promissory notes in the aggregate principal amount of $0.6 million to the stockholders of Biohaven Pharmaceuticals, Inc. in connection with our purchase of all of the outstanding capital stock of BPI.

9)             In January 2017, we issued warrants to two of our directors, each to purchase 107,500 of our common shares with an exercise price of $9.2911 per share, in connection with the directors’ guaranties related to our credit agreement with Wells Fargo.

10)      In February 2017, we issued an aggregate of 4,305,182 Series A preferred shares to 45 investors at a purchase price of $9.2911 per share, for aggregate consideration of $40.0 million and 105,009 Series A preferred shares with a value of $1.2 million to two third parties in connection with their placement services with respect to the Series A preferred financing.

11)      In March 2017, we issued 32,500 common shares plus $249,750 in cash to one shareholder in exchange for 500,000 shares of common stock of Kleo Pharmaceuticals, Inc.

The offers, sales and issuances of the securities described in the paragraphs above were exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act. Each of the purchasers represented to us that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. The purchasers also represented to us that they were accredited investors as defined in Rule 501 promulgated under the Securities Act.

Stock Option Grants

From January 1, 2014 through the date of the prospectus that is a part of this registration statement, we have granted options under our 2014 Equity Incentive Plan to purchase an aggregate of 4,898,858 common shares to employees, consultants and directors, having exercise prices ranging from $0.61 to $10.82 per share. We have not issued any common shares upon the exercise of stock options.

The offers, sales and issuances of the securities described in the foregoing paragraph were exempt from registration under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or consultants and received the securities under our 2014 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on the 1st day of May, 2017.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vlad Coric
Vlad Coric
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VLAD CORIC, M.D.	Chief Executive Officer and Director
	(Principal Executive Officer)	May 1, 2017
Vlad Coric, M.D.

*	Chief Financial Officer
	(Principal Financial Officer and Principal Accounting Officer)	May 1, 2017
James Engelhart

*	Chairman of the Board of
	Directors	May 1, 2017
Declan Doogan, M.D.

*
	Director	May 1, 2017
Gregory H. Bailey, M.D.

*
	Director	May 1, 2017
John W. Childs

*
	Director	May 1, 2017
Albert Cha, M.D., Ph.D.

*
	Director	May 1, 2017
Eric Aguiar, M.D.

*By:	/s/ VLAD CORIC
Vlad Coric, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement.
3.1	*	Memorandum and Articles of Association, as currently in effect.
3.2	*	Amendment to Memorandum and Articles of Association dated April 21, 2017.
3.3		Amended and Restated Memorandum and Articles of Association, to be in effect upon the closing of this offering.
4.1	*	Investor Rights Agreement, dated as of October 31, 2016, by and among the Registrant and certain of its shareholders.
4.2	*	Term Note, dated August 30, 2016, issued to Wells Fargo Bank, National Association.
4.3	*	Warrant, dated January 26, 2017, issued to John Childs.
4.4	*	Warrant, dated January 26, 2017, issued to Gregory Bailey.
4.5	*	Warrants, dated August 15, 2015, issued to ALS Biopharma, LLC.
5.1	*	Opinion of Maples and Calder, British Virgin Islands counsel as to legality.
10.1	#*	License Agreement, by and between the registrant and Bristol-Myers Squibb Company, dated as of July 8, 2016.
10.2	#*	ALS Biopharma Agreement, by and among the registrant, ALS Biopharma, LLC and Fox Chase Chemical Diversity Center Inc., dated as of August 10, 2015, as amended to date.
10.3	#*	License Agreement, by and between the registrant and AstraZeneca AB, dated as of October 5, 2016.
10.4	#*	Agreement, by and between the registrant and Yale University, dated as of September 30, 2013, as amended to date.
10.5	#*	Zydis® Development and License Agreement, by and between the registrant and Catalent U.K. Swindon Zydis Limited, dated as of March 9, 2015.
10.6	#*	Exclusive Patent License Agreement, by and between the registrant and The General Hospital Corporation d/b/a Massachusetts General Hospital, dated as of September 13, 2014.
10.7	#*	Exclusive License Agreement, by and between the registrant and Rutgers, the State University of New Jersey, dated as of June 15, 2016.
10.8	*	Credit Agreement, by and between the registrant and Wells Fargo Bank, National Association, dated as of August 30, 2016.
10.9	+*	2014 Equity Incentive Plan.
10.10	+*	Form of Share Option Agreement under 2014 Equity Incentive Plan.
10.11	+*	Form of 2017 Equity Incentive Plan.
10.12	+*	Form of Share Option Grant Notice and Share Option Agreement under 2017 Equity Incentive Plan.
10.13	+*	Form of Restricted Share Unit Grant Notice and Restricted Share Unit Award Agreement under 2017 Equity Incentive Plan.
10.14	+*	Form of 2017 Employee Share Purchase Plan.

Exhibit Number		Description of Document
10.15	+	Form of Indemnification Agreement with non-employee directors.
10.16	+	Employment Agreement between Biohaven Pharmaceuticals, Inc. and Vlad Coric to be in effect upon the closing of this offering.
10.17	+	Employment Agreement between Biohaven Pharmaceuticals, Inc. and Robert Berman to be in effect upon the closing of this offering.
10.18	+	Employment Agreement between Biohaven Pharmaceuticals, Inc. and James Engelhart to be in effect upon the closing of this offering.
10.19	+	Employment Agreement between Biohaven Pharmaceutical Holding Company Ltd. and Vlad Coric.
10.20	+	Employment Agreement between Biohaven Pharmaceutical Holding Company Ltd. and Robert Berman.
10.21	+	Employment Agreement between Biohaven Pharmaceutical Holding Company Ltd. and James Engelhart.
21.1	*	Subsidiaries of the Registrant.
23.1	*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23.2	*	Consent of Maples and Calder, British Virgin Islands counsel (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature page of Registration Statement filed on April 7, 2017).

+	Indicates management contract or compensatory plan.
#	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.
*	Previously filed.